Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (“Agreement”) is made effective as of the 19th day of September, 2016 (the “Effective Date”), by and between Maruho Co., Ltd., a corporation organized and existing under the laws of Japan with offices at 1-5-22, Nakatsu, Kita-ku, Osaka, 531-0071, Japan (“Maruho”) and Dermira, Inc., a corporation organized and existing under the laws of Delaware with offices at 275 Middlefield Rd., Suite 150, Menlo Park, CA 94025, U.S.A. (“Dermira”).  Maruho and Dermira may, from time-to-time, be individually referred to as a “Party” and collectively referred to as the “Parties”.

RECITALS

WHEREAS, Dermira owns or controls the Licensed IP Rights (hereinafter defined) that cover [*****] (“DRM04”); and

WHEREAS, Maruho wishes to obtain, and Dermira wishes to grant, certain licenses under the Licensed IP Rights on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties, intending to be legally bound hereby, agree to the foregoing and as follows:

1.DEFINITIONS

1.1.

“Adverse Drug Experience” means any serious, non-serious or unexpected adverse event associated with the use of a drug in humans, whether or not considered drug-related, that may come to the attention of either of the Parties or their respective Affiliates or Third Party subcontractors with regard to the Product including but not limited to those that are of such a nature and magnitude that they are required under Applicable Law to be reported to the FDA or the Regulatory Authority.

1.2.

“Affiliate” means, with respect to a Party, any Person that controls, is controlled by, or is under common control with that Party.  For the purpose of this definition, “control” shall refer to:  (a) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract or otherwise, or (b) the ownership, directly or indirectly, of fifty percent (50%) or more of the voting securities of such entity.

1.3.

“Applicable Laws” means all applicable laws, statutes, rules, regulations and guidelines of any jurisdiction, including, without limitation, all good clinical practices, all good laboratory practices, all good manufacturing practices and all applicable standards or guidelines promulgated by the appropriate regulatory agency such as the FDA or the Regulatory Authority.

[*****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

1.4.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks located in San Francisco, California, or Osaka, Japan are authorized or required by law to remain closed.

1.5.	“Calendar Quarter” means each three (3) month period commencing on January 1st, April 1st, July 1st and October 1st.
1.6.	“Calendar Year” means the twelve (12) month period commencing on each January 1st.
1.7.	“Commercialize” or “Commercialization” means to manufacture for sale, market, promote, distribute, and sell.
1.8.

“Commercially Reasonable Efforts” means the carrying out of Development or Commercialization activities with respect to the Product in a sustained manner using good faith and diligent efforts, using the efforts that a company within the pharmaceutical industry of a similar size to Maruho would reasonably devote to a product.

1.9.

“Control” or “Controlled” means, with respect to any Intellectual Property Rights, the legal authority or right (whether by ownership, license or otherwise) of a Party to grant a license or a sublicense of or under such Intellectual Property Rights to the other Party without breaching the terms of any agreement with a Third Party.

1.10.

“Dermira FTE Rate” means, as of the Effective Date, USD $[*****] per annum for the time of an employee for a full-time equivalent person year (consisting of a total of 1800 hours per annum) of work ($[*****] per day), to be pro-rated on a daily basis provided that if less than eight (8) hours are worked in a day, then the FTE Rate shall be pro-rated on an hourly basis.  The FTE Rate shall be increased or decreased each year on the anniversary of the Effective Date by a percentage equal to the increase or decrease of [*****].

1.11.	“Dermira Other IP” has the meaning as set forth in Section 8.4.
1.12.	“Dermira Product IP” has the meaning as set forth in Section 8.3.
1.13.	“Develop” or “Development” means to conduct any and all research and development activities necessary to obtain Regulatory Approval to commercialize a drug candidate.
1.14.	“Developed IP” has the meaning as set forth in Section 8.2.
1.15.

“Development Plan” means a development plan written in English for the Development of the Product in the Territory and includes without limitation (a) all non-clinical and clinical studies to be conducted for Regulatory Approval of the Product in the Territory, (b) quantities and timing of DRM04 drug substance or Product required to support the planned non-clinical and clinical studies, (c)

[*****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

regulatory requirements for the drug substance and drug product for the Product in the Territory, and (d) Dermira’s support and assistance for the Development of the Product in the Territory (as Dermira has agreed in writing or approved by the Steering Committee).

1.16.	“Exploit” or “Exploitation” means to develop, register, make, have made, manufacture, have manufactured, use, sell, offer for sale, distribute and import.
1.17.	“FDA” means the Food and Drug Administration of the United States, or the successor thereto.
1.18.	“Field” means the topical treatment or prevention of hyperhidrosis in human patients for [*****].
1.19.	“First Commercial Sale” means the first sale for use or consumption by the general public of the Product in the Territory following receipt of Regulatory Approval for such Product in the Territory.
1.20.	“GAAP” means Japanese generally accepted accounting principles.
1.21.

“Generic Competitor” means a pharmaceutical product with the same active ingredient, therapeutic dosage, dosing schedule, safety profile, and administration route as the Product, and which has been approved by the Regulatory Authority in the Territory with the Product as the reference product.

1.22.	“Incremental Cost” means the costs described on Schedule E.
1.23.	“IND” means an investigational new drug application filed with the Regulatory Authority for authorization for the investigation of the Product in the Field.
1.24.

“Intellectual Property Rights” means all trade secrets, copyrights, patents and other patent rights, trademarks, moral rights, and any and all other intellectual property or proprietary rights now known or hereafter recognized in any jurisdiction.

1.25.

“Know-How” means all confidential and proprietary information and data Controlled by Dermira (a) as of the Effective Date and which: (i) Dermira [*****] into the Product prior to the Effective Date of this Agreement, and (ii) [*****] for Maruho to Exploit the Product, (b) which is included within the Developed IP, or (c) which is included within the Dermira Product IP.

1.26.	“Licensed IP Rights” means collectively, the Patent Rights and Know-How.
1.27.

“Losses and Claims” means collectively, any and all Third Party demands, claims, actions and proceedings (whether criminal or civil, in contract, tort or otherwise) for losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees).

[*****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

1.28.	“Maruho Other IP” has the meaning as set forth in Section 8.5.
1.29.	“NDA” means a new drug application filed with the Regulatory Authority for authorization for marketing the Product in the Field.
1.30.

“Net Sales” means the gross sales amount recognized by Maruho, its Affiliates and their respective sublicensees for sales of the Product (other than sales by Maruho, its Affiliates or sublicensees for subsequent resale in which case the final sale to the end user shall be used for calculation of Net Sales), less deductions calculated in accordance with GAAP.  If the calculation of “Net Sales” in accordance with the foregoing would be less than the amount determined in accordance with the “Net Sales” definition under the Rose U Agreement, then upon Dermira’s written request, the definition of “Net Sales” shall convert to the definition set forth in the Rose U Agreement.

1.31.

“Patent Rights” means: (a) the patents and patent applications listed in Schedule A and any patents and patent applications within the Developed IP and Dermira Product IP, (b) all divisionals and continuations in the Territory that claim priority to the patents or patent applications described in subsection (a), (c) all patents that have issued or in the future issue from any of the foregoing patent applications described in subsections (a) and (b) in the Territory, including utility, model and design patents and certificates of invention, and (d) any reissues, renewals, extensions or additions of any of the foregoing in the Territory.

1.32.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.33.

“Phase 1/2b Clinical Study” means a human clinical trial in the Territory that is intended to initially evaluate the effectiveness of the Product for a particular indication or indications in patients with the disease or indication under study.

1.34.

“Phase 3 Clinical Study” means a human clinical trial in the Territory, which are performed after Phase 1/2b Clinical Study, the results of which could be used to establish safety and efficacy, and to determine warnings, precautions, and adverse reactions of the Product as a basis for an NDA.

1.35.	“Product” means a drug product that incorporates DRM04 [*****].
1.36.

“Product Trademarks” means all registered and unregistered trademarks, service marks, trade dress, trade names, logos, insignias, domain names, symbols, designs, and combinations thereof, in each case that are developed and used by Maruho, its Affiliates or its sublicensees in the Development or Commercialization of the Product in the Field and Territory and identifies the Product.  The “Product Trademarks” will not include a trademark registered and maintained by Dermira in the Territory (“Dermira Trademark(s)”).  For the avoidance of doubt if a trademark

[*****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

used by Maruho comprises a Dermira Trademark, then such trademark is not a Product Trademark and is owned by Dermira.
1.37.

“Regulatory Approval” means, with respect to the Product, any approval (including where required, pricing and reimbursement approvals), registration, license or authorization that is required by the Regulatory Authority to market and sell the Product in the Field and Territory.

1.38.

“Regulatory Authority” means Koseirodosho, the Japanese Ministry of Health, Labour and Welfare, Pharmaceuticals and Medical Devices Agency and any successor agency thereto responsible for granting Regulatory Approvals for the Product in the Territory.

1.39.

“Regulatory Filings” means, with respect to the Product, any submission to the Regulatory Authority of any appropriate regulatory application, including, without limitation, any IND, NDA, any submission to a regulatory advisory board, any marketing authorization application, and any supplement or amendment thereto.

1.40.

“Report Due Date” means February 1st for the reporting period from October 1st to December 31st  in the preceding year, May 1st for the reporting period from January 1st to March 31st , August 1st  for the reporting period from April 1st to June 30, and November 1st for the reporting period from July 1st to September 30.

1.41.

“Royalty Term” means the period commencing on the Effective Date and expiring upon the later of: (a) expiration or abandonment of the last Valid Claim of the Patent Rights in the Territory, (b) expiration of any market exclusivity in the Territory granted by the Regulatory Authority, and (c) fifteen (15) years following the date of First Commercial Sale of the Product in the Territory.

1.42.	“Steering Committee” has the meaning as set forth in Section 3.1.
1.43.	“Term” has the meaning as set forth in Section 13.1.
1.44.	“Territory” means Japan.
1.45.	“Third Party” means any Person other than a Party or an Affiliate of a Party.
1.46.

“Valid Claim” means either: (a) a claim of an issued and unexpired patent included within the Patent Rights, which has not been permanently revoked or declared unenforceable or invalid by an unreversed and unappealable or unreversed and unappealed decision of a court or other appropriate body of competent jurisdiction, or (b) a claim of a pending patent application included within the Patent Rights, which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application.

[*****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

2.LICENSE GRANT

2.1.

License Grant. Subject to the terms and conditions of this Agreement, Dermira hereby grants to Maruho an exclusive, sublicensable (subject to Section 2.2, and to the extent applicable, to Section 2.3), royalty-bearing right and license under the Licensed IP Rights to Exploit the Product in the Field and Territory.

2.2.

Sublicense Rights.  Maruho may sublicense the rights granted to it by Dermira under this Agreement to any of its Affiliates without obtaining Dermira’s prior written approval, or to any Third Party upon Dermira’s prior written approval, which approval shall not be unreasonably withheld or delayed.  Any and all sublicenses shall be subject to the following conditions:

2.2.1.All sublicenses shall be subject to and consistent with the terms and conditions of this Agreement and shall: (a) preclude the assignment of such sublicense without the prior written approval of Dermira, (b) include Dermira as a third party beneficiary under the sublicense with the right to enforce the terms of such sublicense, and (c) preclude the granting of further sublicenses in contravention with the terms and conditions of this Agreement.  In no event shall any sublicense relieve Maruho of any of its obligations under this Agreement.

2.2.2.Maruho shall furnish to Dermira a true and complete copy of each sublicense agreement and each amendment thereto within thirty (30) days after the sublicense or amendment has been executed, provided that Maruho may redact confidential provisions of the sublicense agreement and each amendment that are not reasonably required by Dermira to confirm Maruho’s compliance with this Agreement.  In addition, if the executed sublicense agreement or amendment is [*****] to provide to Dermira with [*****] the document.

2.2.3.Dermira agrees that Maruho’s obligation set forth in this Section 2.2 will not apply to the agreements between Maruho or its Affiliates and contract research organizations, contract manufacturing organizations and similar Third Parties in each case performing services for the benefit of Maruho or its Affiliates or a Maruho sublicensee.

2.3.

Rose U Rights.  Dermira has obtained certain intellectual property and data rights (the “Rose U Rights”) from Rose U LLC (“Rose U”) and Stiefel Laboratories, Inc. (“Stiefel”) pursuant to that certain Exclusive License Agreement dated April 26, 2013 (the “Rose U Agreement”), the redacted version of which has been provided to Maruho prior to the Effective Date.  If during the Development of the Product it is necessary to utilize the Rose U Rights, then the following shall apply:

2.3.1.For purposes of the license grant under Section 2.1, the Licensed IP Rights shall include the Rose U Rights to the extent necessary for the Exploitation of the Product in the Field and in the Territory.

[*****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

2.3.2.If Maruho further sublicenses the Rose U Rights (as included within the license grant under Section 2.1) to a Third Party (a “Rose U Sublicensee”), then Maruho’s sublicense agreement with the Rose U Sublicensee (the “Rose U Sublicense”) shall be within the scope of the license granted under the Rose U Agreement and shall be consistent with the terms of the Rose U Agreement in all respects. For clarity, Maruho or Rose U Sublicensee will not be under the obligation other than the obligation described in this Agreement and the Rose U Agreement.

2.3.3.Maruho shall (and shall cause each Rose U Sublicensee to) (a) indemnify Rose U and its Affiliates (as defined in the Rose U Agreement) as provided in Section 11.1 of the Rose U Agreement and indemnify Stiefel and its Affiliates (as defined in the Rose U Agreement) as provided in the Stiefel Side Letter (as defined in the Rose U Agreement and attached thereto), in each case as Dermira’s sublicensee in the Field in the Territory, subject to conditions and procedures substantially equivalent to those contained in Section 11.2 of the Rose U Agreement and the Stiefel Side Letter, and (b) maintain the Stiefel Data (as defined in the Rose U Agreement) under confidentiality obligations no less protective than those set forth in Article 9 of the Rose U Agreement.

2.3.4.All information provided by Dermira to Maruho that constitutes Patent Rights and Technology (as defined in the Rose U Agreement) shall be governed by the terms of Article 9 of the Rose U Agreement.

2.3.5.Stiefel and its Affiliates (as defined in the Rose U Agreement) shall be intended third party beneficiaries of this Agreement and Maruho shall include in each Rose U Sublicense an express statement that Stiefel and its Affiliates (as defined in the Rose U Agreement) are intended third party beneficiaries of the Rose U Sublicense.

2.4.

Exclusivity.  During the Term, and except with respect to the Product under this Agreement, neither Maruho nor any of its Affiliates (nor any sublicensee of Maruho as provided under Section 2.2 of this Agreement) shall Develop or Commercialize in the Field and in the Territory a product that contains [*****], provided that, with respect to this Section 2.4 only, the term “Develop” as applied to Maruho, its Affiliates or its sublicensees does not include basic, non-clinical research activities (but still includes clinical research activities such as clinical trials and other non-clinical registration enabling research such as toxicology studies).  During the Term, neither Dermira nor any of its Affiliates shall itself (and neither shall grant a license to any Third Party to) Develop or Commercialize in the Field and in the Territory a product that contains DRM04 (alone or in combination with another drug substance).

2.5.

No Additional Rights.  Nothing in this Agreement shall be construed to confer any rights upon Maruho by implication, estoppel, or otherwise as to any technology or Intellectual Property Rights of Dermira or its Affiliates other than the Licensed IP Rights.

[*****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

3.GOVERNANCE

3.1.

Establishment of Steering Committee.  No later than thirty (30) days after the Effective Date, the Parties will establish a committee to oversee and monitor the Development and Commercialization of the Product in the Territory (the “Steering Committee”).

3.1.1.The Steering Committee will be composed of three (3) representatives of each Party, who shall be appointed (and may be replaced at any time) by such Party on written notice to the other Party in accordance with this Agreement.  Any member of the Steering Committee may designate a substitute to attend and perform the functions of that member at any meeting of the Steering Committee.

3.1.2.The Steering Committee will be held [*****] during the Term, or more frequently as agreed by the Steering Committee provided that the minimum frequency will be decreased to once each year after the first anniversary of the First Commercial Sale of the Product.  The location of regularly scheduled in-person Steering Committee meetings shall alternate between the offices of the Parties, unless otherwise agreed.  Meetings may be held telephonically, provided that at least one meeting in a Calendar Year is an in-person meeting.

3.1.3.The Party hosting any Steering Committee meeting shall appoint one person (who need not be a member of the Steering Committee) to attend the meeting and record the minutes of the meeting.  Such minutes shall be circulated to the Parties promptly following the meeting for review, comment and distribution.  A final copy of the minutes of each meeting, clearly describing any formal actions taken by the Steering Committee, shall be approved and signed by a representative from each Party within thirty (30) days after the meeting.

3.1.4.The Steering Committee will operate by unanimous consent, with each Party having a single vote.

3.1.5.At any time during the Term and for any reason, Dermira shall have the right to withdraw from participation in the Steering Committee effective immediately upon written notice to Maruho.

3.2.

Steering Committee Responsibilities.  In addition to and without limiting the general oversight functions described above, the Steering Committee shall perform the following functions specific to Maruho’s Development and Commercialization of Product in the Field and Territory (other than the function described in 3.2.9 which is specific to Dermira’s development and Commercialization):

3.2.1.[*****] the Development Plan and any proposed amendments to the Development Plan;

[*****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

3.2.2.[*****] the following, for which Maruho will prepare summaries, each with sufficient detail regarding, as applicable, general strategy, dosing, efficacy, safety, and inclusion and exclusion criteria: (a) any non-clinical studies and protocols and any non-clinical study report conclusions; (b) any clinical trial protocols and any clinical study report conclusions, (c) any Regulatory Filing, and (d) any scientific publication or public presentation regarding DRM04 drug substance or Product. With respect to the approval process under Section 3.2.2, at Maruho’s discretion, the applicable summary may be sent directly to Dermira’s Steering Committee members and if such Steering Committee members have not responded within [*****] Business Days, then the applicable approval shall be deemed given by Dermira’s Steering Committee members.  Maruho shall provide the summaries in English, but shall not be obligated to translate the underlying protocols and documents identified in Section 3.2.2, provided Maruho shall continue to be obligated to maintain and make available such protocols and documents in accordance with Section 4.3.;

3.2.3.[*****], provided that the Steering Committee approval shall no longer be required if Maruho and not Dermira supplies the DRM04 drug substance in the Territory;

3.2.4. [*****], provided that the Steering Committee approval shall no longer be required if Maruho and not Dermira supplies the Product in the Territory;

3.2.5.[*****] Maruho’s non-binding forecast for supply requirements of Product and Dermira’s plans for providing such supply, provided that the Steering Committee review shall no longer be required if Maruho and not Dermira supplies the Product in the Territory;

3.2.6.[*****] the commercialization plan and proposed amendments to the commercialization plan;

3.2.7.[*****] requests by Dermira for including certain costs as Incremental Cost and amending Schedule E accordingly;

3.2.8.[*****] requests by Maruho for Dermira support and assistance in connection with the Development or supply of the Product in the Territory and associated budget to the extent such support and assistance is not [*****];

3.2.9.[*****] Dermira’s progress of its development and the Commercialization of the Product outside the Territory.

3.2.10.establishing working committees and delegate authority of the Steering Committee thereto as the Steering Committee deems necessary; and

3.2.11.serve as the first forum for settlement of disputes or disagreements arising from the Development or Commercialization of the Product in the Territory, unless otherwise indicated in this Agreement.

[*****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

3.3.

Decision Making.  Decisions of the Steering Committee shall be made by unanimous vote, with each Party having one vote.  If the votes required to approve a decision cannot be reached within the Steering Committee, then the Parties shall refer the matter, within [*****] Business Days after the matter was first considered by the Steering Committee, to their respective Chief Executive Officers (“CEOs”) or a representative designated by CEOs (“Designee”) for discussion and attempted resolution in good faith.  Such resolution, if any, of a referred matter by the CEOs or Designees shall be final and binding upon the Parties and shall be considered a decision of the Steering Committee for purposes of this Agreement.  If [*****] Business Days after the matter was first submitted to the CEOs, the CEOs or Designees are unable to reach consensus, then (i) Dermira shall have the deciding vote on any matter that could potentially result in a negative impact on the development or Commercialization of the Product outside of the Territory (ii) Maruho shall have the deciding vote on any matter substantially related to Development, manufacture or Commercialization of the Product in the Field and Territory, provided that is also not a matter within Section 3.3(i).  For any disputed matters at the Steering Committee that are not resolved by the CEOs or Designees and do not fall within subclauses (i) or (ii), the Parties shall submit the matter to arbitration in accordance with Section 16.3.  The Steering Committee, the CEOs, Designees, or the arbitrators shall be guided in resolving any potential future dispute that Maruho explicitly agreed to reimburse Dermira for the Incremental Cost.

4.DEVELOPMENT and COMMERCIALIZATION

4.1.

Development Efforts.  Within sixty (60) days following the Effective Date, Maruho shall prepare and provide to Dermira the proposed initial Development Plan. As soon as practicable, the Parties shall hold a Steering Committee meeting to review and approve the Development Plan as provided by Section 3.2.  Maruho shall itself, or through its Affiliates or sublicensees, use Commercially Reasonable Efforts to Develop the Product in the Field and Territory in accordance with the approved Development Plan and in accordance with all Applicable Laws. In connection with its efforts to Develop the Product, Maruho shall bear all responsibility and expense for filing Regulatory Filings in Maruho’s name and obtaining Regulatory Approval for the Product in the Field and Territory.  Maruho will undertake such activities at its sole expense.  Without the prior written consent of Dermira, Maruho shall not contact any Third Party, or otherwise engage in discussions with a Third Party, regarding access to such Third Party’s data that may be used in connection with the Development or the Regulatory Approval of the Product in the Field and Territory.

4.2.

Commercialization.  Subject to Dermira’s obligation under the Development Supply Agreement and the Commercial Supply Agreement, Maruho shall itself, or through its Affiliates or sublicensees, use Commercially Reasonable Efforts to Commercialize the Product in the Territory.  Maruho will undertake such activities at its sole expense.

[*****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

4.3.

Records.  Maruho shall maintain records of the Development or Commercialization of the Product in the Territory in sufficient detail and in good scientific manner as shall reflect, to the reasonable extent, work done by Maruho or by a Third Party on Maruho’s behalf and results achieved (the “Records”), including data in the form required under any applicable governmental regulations.  For avoidance of doubt, Records include all correspondences between Maruho (or a Third Party on Maruho’s behalf) and any government agency including but not limited to the Regulatory Authority. For clarity, the Relevant Records defined in Section 7.1.1 are not included in the definition of the Records.

4.3.1.Maruho shall maintain the Records during the Term and for a period equal to the longer of (a) [*****] years or (b) the period of time required by Applicable Laws.

4.3.2.Within [*****] of the Effective Date, Maruho shall establish an electronic repository reasonably acceptable and accessible to Dermira.  Maruho shall maintain such repository and ensure to a reasonable extent that the Records are placed therein no later than [*****] Business Days after creation of such Records.  For avoidance of doubt, other than the Records necessary for the Steering Committee review and approval as enumerated in Section 3.2, Maruho has [*****] any of the other Records or any other documents [*****] that are deposited in the electronic repository.

4.4.

Reports.  No later than the Report Due Date, Maruho shall provide to Dermira a written report, in the English language, that contains the results of the Development or Commercialization of the Product for such Calendar Quarter, including status of any non-clinical or clinical study, study findings, summary of discussions with the Regulatory Authority, total monthly sales calculation of Net Sales of Product (with explicit enumeration of all Deductions) and all royalty due (including explicit enumeration of any foreign exchange rates employed), and invention disclosure (“Reports”).  Maruho shall also provide Dermira with such additional information as Dermira may reasonably request, at such times as Dermira reasonably requests, in order for Dermira to comply with its reporting obligations or to verify Maruho’s compliance with its obligations under this Agreement.

[*****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

4.5.

Safety Reporting. Maruho acknowledges that Dermira has certain reporting obligations to the FDA regarding the Product.  Maruho shall cooperate with Dermira and shall ensure that Dermira is provided with all information in a timely manner to enable Dermira to comply with its reporting obligations to the FDA or its equivalent outside of the Territory.  As promptly as possible following the Effective Date and at least before the start of the first non-clinical study or clinical trial conducted by Maruho with DRM04 drug substance or the Product, the Parties shall enter into a safety agreement governing the Parties’ respective responsibilities with respect to Adverse Drug Experiences, complaints and other safety-related matters relating to the Product.

4.5.1.Dermira shall own and maintain the global safety database with respect to the Product [*****].

4.5.2.Any Adverse Drug Experience known by a Party or its Affiliates or Third Party subcontractors must be reported to the other Party in writing in accordance with the timelines and procedures set forth in the Safety Agreement.

4.5.3.Maruho shall cooperate with Dermira to ensure the collection, reporting and follow-up of any safety data in the Territory.

4.5.4.Dermira shall have the final decision on any drug safety or pharmacovigilance matters from the global perspective; provided that Maruho shall have the responsibility to conduct pharmacovigilance activities in the Territory.

4.5.5.Maruho shall not, and shall ensure that each of its Affiliates, agents or Third Party subcontractors shall not, make any public statement or give any public opinion on drug safety or pharmacovigilance matters, whether orally or in writing, without first having received Dermira’s express written consent to do so, provided that Dermira shall not withhold, delay or condition such consent in a manner that would result in Maruho’s non-compliance with Applicable Law and further provided that once Dermira has provided its consent for a particular statement or opinion then Maruho shall be able to freely release such statement or opinion without the need for additional consent.

5.MANUFACTURE OF PRODUCT

5.1.

Development Supply Agreement.  Pursuant to the Development Supply Agreement (as defined below), Dermira shall be responsible for the supply of DRM04 drug substance and supply of Product for Maruho’s non-clinical and clinical Development meeting the specifications provided to Maruho prior to the Effective Date ([*****], the “Specifications”) and if [*****] for the Development in the Territory, the Parties will [*****] as provided by Section 3.2.  For avoidance of doubt, the Parties have explicitly agreed that Maruho shall reimburse Dermira for all [*****] incurred by Dermira, in support of Maruho’s Development of Product, including all costs specific only for the Territory.

[*****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

Dermira’s baseline costs are based on the [*****] (meeting Dermira’s then-current specifications (the “Dermira Specifications”), manufacturing processes, in-process tests, and in-process specifications for Product for Dermira’s development and Commercialization) [*****].  Dermira will notify Maruho of any changes to the Dermira Specifications as soon as reasonably practicable. In addition, the Parties have explicitly agreed that the transfer price of the Product will be Dermira’s [*****] the Product.  The Parties will make reasonable effort to execute the supply agreement of supply of DRM04 drug substance and the Product for non-clinical and clinical Development containing the terms set for the on Schedule B (the “Development Supply Agreement”).  If the Parties are unable to reach agreement on the terms of the Development Supply Agreement by [*****] days after the Effective Date, then within [*****] days following the end of such period the Parties shall submit the matter to a neutral arbitrator located in London, England as follows:  (a) the arbitrator will be selected by the Parties and shall have expertise in pharmaceutical manufacturing and supply agreements (if the Parties are unable to reach mutual agreement on an arbitrator, then each Party will select its neutral arbitrator and the two selected arbitrators shall select the arbitrator), (b) each Party shall deliver to the arbitrator and the other Party its proposed draft of the Development Supply Agreement based on the terms set forth on Schedule B, (c) the arbitrator shall give each Party the opportunity to explain to the arbitrator why its draft of the Development Supply Agreement is more appropriate than the other Party’s, which may include conducting an oral argument or an evidentiary hearing if the arbitrator determines that it would assist the arbitrator’s decision of which draft of the Development Supply Agreement to select, (d) the arbitrator shall, within [*****] Business Days after receipt of the two draft Development Supply Agreements and having heard each Party’s rationale for its proposal, select one draft Development Supply Agreement from the two (2) submitted, that fully reflects the terms set forth on Schedule B and (e) the draft Development Supply Agreement selected by the arbitrator shall be executed by both Parties and binding on the Parties and the arbitrator may not modify or alter the terms of the Development Supply Agreement.

5.2.

Commercial Supply Agreement.  Pursuant to the Commercial Supply Agreement (as defined below), Dermira shall be responsible for the commercial supply of Product meeting the Specifications for Maruho’s Commercialization of Product in the Territory.  For avoidance of doubt, the Parties have explicitly agreed that Maruho shall reimburse Dermira for the [*****].  Dermira’s baseline costs are based on the [*****] meeting the Dermira Specifications, manufacturing processes, in-process tests, and in-process specifications) [*****]. Dermira will notify Maruho of any changes to the Dermira Specifications as soon as reasonably practicable. In addition, the Parties have explicitly agreed that the transfer price of the Product will be Dermira’s [*****] the Product.  The Parties will commence negotiations at the time of NDA filing and make reasonable effort to execute the supply agreement for commercial supply of the Product at least [*****] months prior to the anticipated First Commercial Sale of the Product in the Territory (the “Commercial Supply Agreement”). The Commercial Supply Agreement shall

[*****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

contain the terms set forth on Schedule C.  If the Parties are unable to reach agreement on the terms of the Commercial Supply Agreement by [*****] days after the commencement of negotiations, then within [*****] days following the end of such period the Parties shall submit the matter to a neutral arbitrator located in London, England as follows:  (a) the arbitrator will be selected by the Parties and shall have expertise in pharmaceutical manufacturing and supply agreements (if the Parties are unable to reach mutual agreement on an arbitrator, then each Party will select its neutral arbitrator and the two selected arbitrators shall select the arbitrator), (b) each Party shall deliver to the arbitrator and the other Party its proposed draft of the Commercial Supply Agreement based on the terms set forth on Schedule C, (c) the arbitrator shall give each Party the opportunity to explain to the arbitrator why its draft of the Commercial Supply Agreement is more appropriate than the other Party’s, which may include conducting an oral argument or an evidentiary hearing if the arbitrator determines that it would assist the arbitrator’s decision of which draft of the Commercial Supply Agreement to select, (d) the arbitrator shall, within [*****] Business Days after receipt of the two draft Commercial Supply Agreements and having heard each Party’s rationale for its proposal, select one draft Commercial Supply Agreement from the two (2) submitted, that fully reflects the terms set forth on Schedule C and (e) the draft Commercial Supply Agreement selected by the arbitrator shall be executed by both Parties and binding on the Parties and the arbitrator may not modify or alter the terms of the Commercial Supply Agreement.

6.PAYMENT TERMS

6.1.	Payment Terms.

6.1.1.Upfront Payment.  In partial consideration of the licenses and rights granted to Maruho hereunder, within fifteen (15) Business Days following the Effective Date, Maruho shall pay to Dermira a one-time upfront, non-refundable and non-creditable payment of twenty five million dollars (USD $25,000,000).

[*****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

6.1.2.Milestone Payments.  In further consideration of the licenses and rights granted to Maruho hereunder, upon achievement of each Milestone set forth below, the corresponding non-creditable and non-refundable Milestone Payment shall be payable by Maruho to Dermira.  Maruho shall notify Dermira as soon as practicable upon achievement of each Milestone, but no later than [*****] Business Days after Maruho’s determination of achievement and Dermira shall submit an invoice for the applicable Milestone Payment within [*****] Business Days after such notice.  Maruho shall pay to Dermira each applicable Milestone Payment within [*****] days after such Milestone is achieved.

MILESTONE	MILESTONE PAYMENT
(1)Upon [*****] for the Product [*****]	USD $[*****]
(2)Upon [*****] for the Product [*****]	USD $[*****]
(3)Upon [*****]	USD $[*****]
(4)Upon [*****]	USD $[*****]
(5)Upon [*****]	USD $[*****]
(6)Upon [*****]	USD $[*****]
(7)Upon [*****]	USD $[*****]

For the avoidance of doubt (a) a Milestone achieved by a sublicensee or assignee of, or Third Party retained by, Maruho or its Affiliates shall be deemed to have been achieved by Maruho for purposes of this Section 6.1.2, and (b) if more than one Milestone is achieved at the same time, then each applicable Milestone Payment will be due and payable (by way of example, if during Maruho’s first fiscal year after First Commercial Sale, there are [*****], then Milestone Payment 3 and Milestone Payment 4 would both be due and payable.)

6.1.3.Royalty Payments.

(a)

In further consideration of the licenses and rights granted to Maruho hereunder, during the Royalty Term, Maruho shall pay to Dermira [*****] percent ([*****]%) of Net Sales of Product in the Territory.  After the First Commercial Sale, the Net Sales and the royalty due shall be part of the Reports in accordance with Section 4.4.  The applicable royalty payment shall be due no later than the Report Due Date.

(b)

If a Generic Competitor is [*****] in the Field and Territory during the Royalty Term, then the royalty rate in Section 6.1.3(a) shall be lowered from [*****] percent ([*****]%) to [*****] percent ([*****]%) effective at the beginning of the [*****].

[*****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

6.1.4.Other Payments.  For payments other than Milestone Payments or royalty payments, each Party shall pay to the other party any other amounts due under this Agreement (that is not disputed in good faith) within [*****] days following receipt of invoice, which shall include sufficient detail and description regarding the invoiced amount. If any portion of the invoiced amount is disputed, the Parties shall discuss in good faith to resolve the matter.  For clarity, Dermira has the right to invoice Maruho in advance of incurring certain Incremental Cost as specified in Schedule E subject to Maruho’s prior approval for such advance payment.

6.1.5.Late Payments.  Any late payments shall bear interest, to the extent permitted by law, at [*****] percent ([*****]%) per month.

6.2.	Payment Method.

6.2.1.Any payments under Section 6 that are initially calculated in currencies other than the US dollar shall be converted into US dollars at the average of the daily foreign exchange rates published in the online version of the Wall Street Journal (currently located www.wsj.com) for the Calendar Quarter for which such payments apply, or for periods less than a Calendar Quarter, the average of the daily rates published in the Wall Street Journal for such period .

6.2.2.All payments from Maruho to Dermira shall be made by wire transfer in US Dollars to the credit of such bank account as may be designated by Dermira in writing to Maruho.  Any payment which falls due on a date which is not a Business Day may be made on the next succeeding Business Day.

6.3.	Taxes.

6.3.1.It is understood and agreed between the Parties that any amounts payable by Maruho to Dermira hereunder are exclusive of any and all applicable sales, use, value-added tax, general sales tax, excise, property, and other taxes, levies, duties or fees in the Territory (collectively, “Taxes”).  Maruho shall be responsible for billing and collection from its customers and remitting to the appropriate taxing authority any and all Taxes which it is required to collect or remit.  Each Party will be responsible for its own income and property taxes.

6.3.2.If Maruho is required to make a payment to Dermira subject to a deduction of tax or withholding tax (a “Withholding Tax Requirement”) then the sum payable by Maruho (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that Dermira receives a sum equal to the sum which it would have received had no such Withholding Tax Requirement been applicable, and the amount required to be deducted or withheld shall be remitted by Maruho in accordance with Applicable Law in the Territory.  Any such withholding taxes required under Applicable Law in the Territory to be paid or withheld shall be an expense of, and borne solely by, Maruho.

[*****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

6.3.3.The Parties agree to cooperate and produce on a timely basis any tax forms or reports, including an IRS Form W-8BEN, reasonably requested by the other Party in connection with any payment made by Maruho to Dermira under this Agreement.

7.FINANCIAL Records; AUDIT RIGHTS

7.1.	Relevant Records.

7.1.1.Relevant Records.  Maruho shall maintain accurate financial books and records pertaining to the sublicensing of the Licensed IP Rights pursuant to Section 2.2 and Maruho’s sale of the Product, including any and all calculations of the applicable fees (collectively, “Relevant Records”).  Maruho shall maintain the Relevant Records for the longer of: (a) [*****] following expiration or termination of this Agreement or (b) the period of time required by Applicable Law.

7.1.2.Audit Request.  Dermira shall have the right during the Term and for [*****] thereafter to engage, at its own expense, an independent auditor reasonably acceptable to Maruho to examine the Relevant Records from time-to-time, but no more frequently than [*****], as may be necessary to verify compliance with the terms of this Agreement.  Such audit shall be requested in writing at least [*****] days in advance, and shall be conducted during Maruho’s normal business hours and otherwise in manner that minimizes any interference to Maruho’s business operations.

7.1.3.Audit Fees and Expenses.  Dermira shall bear any and all fees and expenses it may incur in connection with any such audit of the Relevant Records; provided, however, in the event an audit reveals an underpayment of Maruho of more than [*****] percent ([*****]%) as to the period subject to the audit, Maruho shall reimburse Dermira for any reasonable and documented out-of-pocket costs and expenses of the audit within [*****] days after receiving invoices thereof.

7.1.4.Payment of Deficiency.  If any audit establishes that Maruho underpaid any amounts due to Dermira under this Agreement, then Maruho shall pay Dermira any such deficiency within [*****] days after receipt of written notice thereof.  For the avoidance of doubt, such payment will be considered a late payment, subject to Section 6.1.5.

8.INTELLECTUAL PROPERTY RIGHTS

8.1.

Pre-existing IP.  Each Party shall retain all rights, title and interests in and to any Intellectual Property Rights that are owned, licensed or sublicensed by such Party prior to the Effective Date of this Agreement.

8.2.

Developed IP.  Dermira shall solely own all rights, title and interests in and to any Intellectual Property Rights that are both: (a) related to the Product, and (b) conceived, developed or reduced to practice by Maruho, its Affiliates or its

[*****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

sublicensees on or following the Effective Date (collectively, “Developed IP”). Maruho hereby assigns to Dermira all right, title and interest in and to the Developed IP.
8.3.

Dermira Product IP.  Dermira shall retain all rights, title and interests in and to any Intellectual Property Rights that are conceived, developed or reduced to practice by Dermira or its Affiliates after the Effective Date and are necessary to Develop or Commercialize Product (the “Dermira Product IP”).

8.4.

Dermira Other IP.  Dermira shall retain all rights, title and interests in and to any Intellectual Property Rights that are conceived, developed or reduced to practice by Dermira or its Affiliates after the Effective Date and are not necessary to Develop or Commercialize Product (the “Dermira Other IP”).  For avoidance of doubt, licenses granted to Maruho under this Agreement exclude Dermira Other IP.

8.5.

Maruho Other IP.  Maruho shall retain all rights, title and interests in and to any Intellectual Property Rights that are conceived, developed or reduced to practice by Maruho or its Affiliates after the Effective Date and are not Developed IP (the “Maruho Other IP”).  For avoidance of doubt, the rights assigned to Dermira under this Agreement exclude Maruho Other IP.

8.6.	Patents.
(a)

Patent Prosecution, Maintenance and Enforcement.  Dermira shall have the sole right and responsibility for filing, prosecuting (including in connection with any reexaminations, oppositions and the like), maintaining and enforcing the Patent Rights in the Territory in Dermira’s name and at Dermira’s own cost and expense.  Dermira shall use Commercially Reasonable Efforts to obtain up to [*****] of patent term extension for the Patent Rights in the Territory.

(b)

Assistance.  Maruho will provide reasonable assistance to Dermira, at Dermira’s expense, including but not limited to bearing the Maruho’s labor cost calculated based on the same rate to the Dermira’s FTE Rate, in connection with the filing, prosecution and maintenance of the Patent Rights in the Territory, where such assistance shall include providing access to relevant persons and executing all documentation reasonably requested by Dermira.  As reasonably requested by Dermira in writing reasonably in advance, Maruho shall cooperate in obtaining patent term restoration, supplementary protection certificates or their equivalents, and patent term extensions with respect to the Patent Rights in the Territory.

8.7.

Product Trademarks.  Dermira shall notify Maruho of the filing of any trademark application for the Product as soon as reasonably practicable.  Upon Dermira’s request, Maruho shall [*****] the use of a Dermira Trademark for the Product in the Territory.  If Maruho uses a Dermira Trademark for the Product, Dermira shall grant to Maruho an exclusive, sublicensable right to use such

[*****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

Dermira Trademark for the Development and Commercialization of the Product in the Field and Territory [*****] and Dermira shall prosecute and maintain such Dermira Trademark in the Territory at [*****] cost. If Maruho [*****] a Dermira Trademark, it may [*****].

9.CONFIDENTIALITY

9.1.

Definition. “Confidential Information” means the terms and provisions of this Agreement, inventions, processes, materials, chemicals, know-how and ideas, and other business, commercial, technical and financial information, that the disclosing Party or any of its Affiliates has supplied or otherwise made available to the other Party or its Affiliates.  All Know-How shall be considered Dermira’s Confidential Information.

9.2.

Obligations.  The receiving Party will protect all Confidential Information against unauthorized disclosure to Third Parties with the same degree of care as the receiving Party uses for its own similar information, but in no event less than a reasonable degree of care for a pharmaceutical company in a major market country.  The receiving Party may disclose the Confidential Information to its Affiliates, and their respective directors, officers, employees, subcontractors, sublicensees, consultants, attorneys, and accountants, banks and investors (collectively, “Recipients”) who have a need-to-know such information for purposes related to this Agreement, provided that the receiving Party shall hold such Recipients to written obligations of confidentiality with terms and conditions at least as restrictive as those set forth in this Agreement.

9.3.	Exceptions.

9.3.1.The obligations under this Section 9 shall not apply to any information to the extent the receiving Party can demonstrate by competent evidence that such information:

(a)

is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the receiving Party or any Recipients to whom it disclosed such information;

(b)	was known to, or was otherwise in the possession of, the receiving Party prior to the time of disclosure by the disclosing Party;
(c)	is disclosed to the receiving Party on a non‑confidential basis by a Third Party who is entitled to disclose it without breaching any confidentiality obligation to the disclosing Party; or
(d)	is independently developed by or on behalf of the receiving Party or any of its Affiliates, as evidenced by its written records, without use of the Confidential Information.

[*****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

9.3.2.The restrictions set forth in this Section 9 shall not apply to any Confidential Information that the receiving Party is required to disclose under Applicable Laws or a court order or other governmental order, provided that the receiving Party: (a) provides the disclosing Party with prompt notice of such disclosure requirement if legally permitted, (b) affords the disclosing Party an opportunity to oppose or limit, or secure confidential treatment for such required disclosure and (c) if the disclosing Party is unsuccessful in its efforts pursuant to subsection (b), discloses only that portion of the Confidential Information that the receiving Party is legally required to disclose as advised by the receiving Party’s legal counsel. If and whenever any Confidential Information of the disclosing Party is disclosed in accordance with this Section 9.3.2, such disclosure shall not cause any such information to cease to be Confidential Information, except to the extent that such disclosure results in a public disclosure of such information (otherwise than by breach of this Agreement).

9.3.3.In the event that Dermira wishes to assign, pledge or otherwise transfer its rights to receive some or all of the Milestone Payments or royalties payable hereunder, Dermira may disclose to a Third Party Confidential Information of Maruho in connection with any such proposed assignment, provided that Dermira shall provide notice to Maruho and shall hold such Third Parties to written obligations of confidentiality with terms and conditions at least as restrictive as those set forth in this Agreement.

9.4.

Right to Injunctive Relief.  The Parties agree that breaches of this Section 9 may cause irreparable harm to the non-breaching Party and shall entitle the non-breaching Party, in addition to any other remedies available to it (subject to the terms of this Agreement), the right to seek injunctive relief enjoining such action.

9.5.

Ongoing Obligation for Confidentiality.  Upon expiration or termination of this Agreement, the receiving Party shall, and shall cause its Recipients to, destroy or return (as requested by the disclosing Party) any Confidential Information of the disclosing Party. Notwithstanding the foregoing, (i) each Party may keep a copy of Confidential Information to the extent such retention is required to comply with Applicable Law, provided such Confidential Information is not used for any purpose other than compliance with such Applicable Law, and (ii) each Party’s counsel may retain a copy of any Confidential Information solely for the purpose of establishing compliance with the terms of this Agreement in the event of a dispute regarding the same.

10.REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1.	Representations and Warranties by Each Party. Each Party represents and warrants to the other Party as of the Effective Date and during the Term that:
(a)	it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation;

[*****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

(b)

it has full corporate power and authority to execute, deliver, and perform this Agreement, and has taken all corporate action required by Applicable Law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

(c)	this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms;
(d)	all consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained; and
(e)

the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby do not and shall not: (i) conflict with or result in a breach of any provision of its organizational documents, (ii) result in a breach of any agreement to which it is a party that would impair the performance of its obligations hereunder; or (iii) violate any Applicable Law.

10.2.	Representations and Warranties by Dermira. Dermira represents and warrants that:
(a)

to Dermira’s Knowledge as of the Effective Date (a) there is no claim pending alleging that the Exploitation of the Product in the Field within the Territory infringes, misappropriates or otherwise violates the Intellectual Property Rights of a Third Party, and (b) there is no claim pending or threatened by Dermira alleging that a Third Party is or was infringing, misappropriating or otherwise violating the Licensed IP Rights in the Field within the Territory. As used herein, “Knowledge” means with respect to a matter, (i) the actual knowledge of such matter or (ii) the knowledge of such matter that would have been obtained [*****] in respect of such matter and [*****], or (iii) knowledge that [*****];

(b)	the Rose U Agreement has been executed and delivered by Rose U and remains in full force and effect; and,
(c)	Dermira shall comply with the terms of this Agreement and all Applicable Law with respect to the performance of its obligations hereunder.
10.3.

Representations and Warranties by Maruho. Maruho represents and warrants to Dermira that it shall comply with the terms of this Agreement and all Applicable Law with respect to the performance of its obligations hereunder.

10.4.	No Other Warranties. EXCEPT AS EXPRESSLY STATED IN THIS SECTION 10, NEITHER PARTY MAKES ANY REPRESENTATIONS OR

[*****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING BUT NOT LIMITED TO WARRANTIES OF TITLE, NON-INFRINGEMENT, VALIDITY, ENFORCEABILITY, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.  ANY INFORMATION PROVIDED BY DERMIRA OR ITS AFFILIATES IS MADE AVAILABLE ON AN “AS IS” BASIS WITHOUT WARRANTY WITH RESPECT TO COMPLETENESS, COMPLIANCE WITH REGULATORY STANDARDS OR REGULATIONS OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER KIND OF WARRANTY WHETHER EXPRESS OR IMPLIED.

11.INDEMNIFICATION

11.1.

Indemnification by Dermira.  Dermira shall defend, indemnify and hold harmless Maruho and its Affiliates, and their respective officers, directors, employees, contractors, agents and assigns, from and against any Losses and Claims arising or resulting from: (a) infringement of a Third Party’s Intellectual Property Rights by the Exploitation of the Product in the Field and in the Territory to the extent the Losses and Claims arise from DRM04 drug substance or Product in the form set forth in the Specifications as supplied by Dermira, (b) the negligence, recklessness or wrongful intentional acts or omission of Dermira, its Affiliates, subcontractors or sublicensees in the supply of DRM04 drug substance or Product to Maruho, (c) breach by Dermira of any representation, warranty or covenant as set forth in this Agreement or (d) manufacture of the DRM04 drug substance or the Product as supplied by Dermira.  For avoidance of doubt, the foregoing indemnification does not include Losses and Claims that arise (i) as a result of [*****] the manufacturing processes, in-process tests, in-process specifications or Specifications, in each case that are [*****], or (ii) as a result of an allegation or finding of trademark infringement of a Third Party trademark by a Product Trademark or Maruho’s use of a Dermira Trademark in the Territory.

11.2.

Indemnification by Maruho.  Maruho shall defend, indemnify and hold harmless Dermira and its Affiliates (and if applicable, Rose U and its Affiliates and/or Stiefel and its Affiliates in accordance with Section 2.3.3), and their respective officers, directors, employees, contractors, agents and assigns, from and against any Losses and Claims arising or resulting from: (a) the Development of a Product by Maruho, its Affiliates, subcontractors or sublicensees to the extent that such Losses and Claims are not the result Dermira’s negligence, recklessness, or wrongful intentional acts or omissions, (b) the Commercialization of a Product by Maruho, its Affiliates, subcontractors or sublicensees, (c) the negligence, recklessness or wrongful intentional acts or omissions of Maruho, its Affiliates, subcontractors or sublicensees with respect to the performance of Maruho’s obligations under this Agreement, or (d) breach by Maruho of any representation, warranty or covenant as set forth in this Agreement.

[*****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

11.3.

Indemnification Procedure.  Subject to Section 2.3.3 (if applicable), in connection with any Losses and Claims for which a Party (the “Indemnitee”) seeks indemnification from the other Party (the “Indemnitor”) pursuant to this Agreement, the Indemnitee shall: (a) give to Indemnitor prompt written notice of the Losses and Claims; provided, however, that failure to provide such notice shall not relieve the Indemnitor of its liability or obligation hereunder, except to the extent of any material prejudice as a direct result of such failure; (b) cooperate with the Indemnitor, at the Indemnitor’s expense, in connection with the defense and settlement of the Losses and Claims; and (c) permit the Indemnitor to control the defense and settlement of the Losses and Claims; provided, however, that in the event such settlement materially adversely impacts the Indemnitee’s rights or obligations, the Indemnitor may not settle the Losses and Claims without the Indemnitee’s prior written consent, which shall not be unreasonably withheld or delayed.  Further, the Indemnitee shall have the right to participate (but not control) and be represented in any suit or action by advisory legal counsel of its selection and at its own expense.

12.LIMITATION OF LIABILITY

12.1.

Consequential Damages Waiver.  Except for a breach of Section 9 OR OBLIGATIONS ARISING UNDER SECTION 11, NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING DAMAGES FOR LOST PROFITS OR LOST REVENUES REGARDLESS OF WHETHER IT HAS BEEN INFORMED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES OR THE TYPE OF CLAIM, CONTRACT OR TORT (INCLUDING NEGLIGENCE).

13.TERM; TERMINATION

13.1.	Term. The term of this Agreement shall commence as of the Effective Date and shall expire upon the expiration of the Royalty Term.
13.2.

Termination for Cause.  Each Party shall have the right, without prejudice to any other remedies available to it at law or in equity, to terminate this Agreement in the event the other Party breaches any of its material obligations hereunder and fails to cure such breach within [*****] days of receiving notice thereof; provided, however, if such breach is capable of being cured, but cannot be cured within such [*****] day period, and the breaching Party initiates actions to cure such breach within such period and thereafter diligently pursues such actions, the breaching Party shall have such additional period as is reasonable to cure such breach, but in no event will such additional period exceed [*****] days.  Any termination by a Party under this Section 13.2 shall be without prejudice to any damages or other legal or equitable remedies to which it may be entitled from the other Party.  For the avoidance of doubt, Maruho’s failure to use Commercially Reasonable Efforts to Develop and Commercialize the Product shall constitute a material breach by Maruho under this Agreement and Dermira’s failure to supply

[*****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

the DRM04 drug substance or the Product in accordance with the Development Supply Agreement or Commercial Supply Agreement shall constitute a material breach by Dermira.
13.3.

Termination for a Bankruptcy Event.  Each Party shall have the right to terminate this Agreement in the event of a Bankruptcy Event with respect to the other Party.  “Bankruptcy Event” means the occurrence of any of the following: (a) the institution of any bankruptcy, receivership, insolvency, reorganization or other similar proceedings by or against a Party under any bankruptcy, insolvency, or other similar law now or hereinafter in effect, including any section or chapter of the United States Bankruptcy Code, as amended or under any similar laws or statutes of the United States or any state thereof (the “Bankruptcy Code”), where in the case of involuntary proceedings such proceedings have not been dismissed or discharged within [*****] days after they are instituted, (b) the insolvency or making of an assignment for the benefit of creditors or the admittance by a Party of any involuntary debts as they mature, (c) the institution of any reorganization, arrangement or other readjustment of debt plan of a Party not involving the Bankruptcy Code, (d) appointment of a receiver for all or substantially all of a Party’s assets, or (e) any corporate action taken by the board of directors of a Party in furtherance of any of the foregoing actions.

13.4.

Maruho Termination.  Maruho shall have the right to terminate this Agreement upon [*****] days written notice to Dermira upon the occurrence of: (a) the Product has not received Regulatory Approval in the Territory by the end of 2027, (b) the labeling for the Product obtained or expected to be obtained in the Territory will not allow for an economically-viable Commercialization of the Product, (c) the initial Japan National Health Insurance (NHI) price or that of subsequent revisions does not allow for an economically-viable Commercialization of the Product in the Territory or (d) the Development or the Commercialization of the Product could not be continued due to a safety issue related to DRM04 or the Product.

13.5.

Termination for Challenge to Licensed IP Rights.  Dermira shall have the right to immediately terminate this Agreement at any time after the Effective Date in the event Maruho or any of its Affiliates or its or their sublicensees contests or challenges, or supports or assists any Third Party to contest or challenge, in any patent office, court, regulatory agency or other forum, Dermira’s ownership of or rights in, or the validity, enforceability or scope of, any of the Licensed IP Rights.

13.6.	Effect of Termination or Expiration.

13.6.1.Upon termination or expiration of this Agreement, Maruho shall pay to Dermira all amounts due to Dermira as of the effective date of termination or expiration within [*****] days following the effective date of termination or expiration.

[*****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

13.6.2.Upon expiration (but not termination) of this Agreement, Dermira hereby grants to Maruho a royalty-free right and license to use a Dermira Trademark used by Maruho and the Know-How for the purpose of the Development and Commercialization of the Product in the Field within the Territory.

13.6.3.Upon termination of this Agreement, Maruho shall have the right to sell its remaining inventory of Product following the termination of this Agreement so long as Maruho has fully paid, and continues to fully pay when due, any and all royalties owed to Dermira, and Maruho otherwise is not in material breach of this Agreement.

13.6.4.Upon termination of this Agreement, all licenses granted by Dermira to Maruho shall terminate.  For avoidance of doubt, termination of the licenses granted by Dermira to Maruho shall terminate all sublicenses granted by Maruho hereunder.

13.6.5.Upon termination of this Agreement:

(a)

Maruho shall: (i) [*****] to Dermira, transfer to Dermira all data, Regulatory Filings and Regulatory Approvals held by Maruho with respect to the Product, (ii) to the extent subsection (i) is not permitted by the Regulatory Authority, [*****] to Dermira, permit Dermira to cross-reference and rely upon any Regulatory Approvals and Regulatory Filings filed by Maruho with respect to the Product, and (iii) except as set forth in Section 13.6.3 cease the further manufacture, Development  or Commercialization of Product in the Territory provided that if Maruho terminated this Agreement in accordance with 13.2 or 13.3 Dermira shall pay [*****] to Maruho for the transfer and cross reference.

(b)

Except in the case of termination by Maruho under Section 13.2 or 13.3, Maruho hereby grants to Dermira a [*****] license to use the Product Trademarks for the purpose of manufacturing, marketing, distributing, selling or otherwise Exploiting the Product.

13.7.

Survival.  Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing hereunder prior to such expiration or termination.  Without limiting the foregoing, the provisions of Sections 2.3.3, 2.3.4, 2.3.5, 4.3, 4.5, 7, 8.1, 8.6(b), 9, 11, 12, 13.6, 13.7, 15.1 and 17 shall survive expiration or termination of this Agreement.

14.PRESS RELEASES

Each Party desires to issue a press release regarding this Agreement.  Both press releases are attached hereto as Schedule D.  Such press releases shall be issued within three (3) Business Days after the Effective Date.  Except as required by applicable laws (including disclosure requirements of the SEC or any stock exchange on which securities issued by a Party are traded), neither Party shall make any other public announcement concerning this Agreement or the

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subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld or delayed; provided that each Party may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue press releases, so long as any such public statement or press release is not inconsistent with prior public disclosures or public statements approved by the other Party pursuant to this Section.  In the event of such a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall provide the other Party with a copy of the proposed text of such announcement at least three (3) Business Days prior to the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text.

15.Maruho INSURANCE

15.1.

Insurance Requirements.  Maruho will maintain during the Term and until the later of: (a) [*****] after termination or expiration of this Agreement, or (b) the date that all statutes of limitation covering claims or suits that may be instituted for personal injury based on the sale or use of the Product have expired, product liability insurance with coverage limits of not less than [*****] dollars (USD $[*****]) per occurrence and [*****] dollars (USD $[*****]) in the aggregate and clinical trial insurance which reasonably covers the liabilities arising from each clinical trials.  Maruho has the right to provide the total limits required by any combination of primary and umbrella/excess coverage.  The minimum level of insurance set forth herein shall not be construed to create a limit on Maruho’s liability hereunder.

15.2.	Policy Notification. Upon Dermira’s request, Maruho shall provide Dermira with certified copies of such policies or original certificates of insurance evidencing such insurance.

16.DISPUTE RESOLUTION

16.1.

General.  The following procedures shall be used to resolve any dispute arising out of or in connection with this Agreement except for disputes for which injunctive or other equitable relief is sought to prevent the unauthorized use or disclosure of proprietary materials or information or prevent the infringement or misappropriation of a Party’s Intellectual Property Rights.  Any dispute that is not otherwise resolved by the Parties as provided by Section 3.3 shall skip the procedure in Section 16.2 and go directly to Section 16.3.  For avoidance of doubt, disputes relating to the terms of the Development Supply Agreement or the Commercial Supply Agreement shall be resolved as provided by Section 5.1 and 5.2 respectively and not by the procedures of this Article 16.

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16.2.

Meeting.  Promptly after the written request of either Party, each of the Parties shall appoint a designated representative to meet in person or by telephone to attempt in good faith to resolve any dispute.  If the designated representatives do not resolve the dispute within [*****] Business Days of such request, then an executive officer of each Party shall meet in person or by telephone to review and attempt to resolve the dispute in good faith. The executive officers shall have [*****] Business Days to attempt to resolve the dispute.

16.3.

Arbitration.  Any disputes that are not otherwise resolved by the Parties shall be submitted to binding arbitration with the International Centre for Dispute Resolution (“ICDR”) in San Francisco, California, U.S.A. in accordance with the then-prevailing commercial arbitration rules of the ICDR.  The language of the arbitration shall be English.  For avoidance of doubt, disputes relating to the terms of the Development Supply Agreement or the Commercial Supply Agreement shall be resolved as provided by Section 5.1 and 5.2 respectively.

16.3.1.There shall be three (3) arbitrators, one selected by the initiating Party in the request for arbitration, the second selected by the other Party within [*****] days of the request for arbitration, and the third (who shall act as chairperson of the arbitration tribunal) selected by the two (2) Party-appointed arbitrators within [*****] days of the selection of the second arbitrator.  In the event that the respondent fails to select an arbitrator, or if the two Party-appointed arbitrators are unable or fail to agree upon the third arbitrator, the ICDR shall designate the remaining arbitrator(s) required to comprise the tribunal.

16.3.2.Each arbitrator chosen shall speak, read, and write English fluently and shall be either (i) a practicing lawyer who has specialized in business litigation with at least ten (10) years of experience, or (ii) a retired judge of a court of general jurisdiction.

16.3.3.The arbitrators shall issue an award within [*****] of the submission of the request for arbitration.  This time limit may be extended by agreement of the Parties or by the tribunal if necessary.  It is expressly understood and agreed by the Parties that the rulings and award of the tribunal shall be conclusive on the Parties, their successors and permitted assigns.  Judgment on the award rendered by the tribunal may be entered in any court having jurisdiction thereof.

16.3.4.The cost of the arbitration, including the fees and expenses of the arbitrator, will be shared equally by the Parties.  The prevailing Party shall be entitled to recover from the losing Party the prevailing Party’s attorneys’ fees and costs.  The arbitrator shall have the right to apportion liability between the Parties, but will not have the authority to award any damages or remedies not available under the express terms of this Agreement.

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17.GENERAL PROVISIONS

17.1.

Assignment.  Neither Party may assign its rights and obligations under this Agreement without the other Party’s prior written consent, except that: (a) Dermira may assign to a Third Party its rights to receive some or all of the fees payable hereunder, (b) each Party may assign its rights and obligations under this Agreement or any part hereof to one or more of its Affiliates without the consent of the other Party; and (c) either Party may assign this Agreement in its entirety to a successor to all or substantially all of its business to which this Agreement relates.  The assigning Party shall provide the other Party with prompt written notice of any such assignment.  Any permitted assignee pursuant to clauses (b) and (c) above shall assume all obligations of its assignor under this Agreement, and no permitted assignment shall relieve the assignor of liability for its obligations hereunder.  Any attempted assignment in contravention of the foregoing shall be void.

17.2.

Severability.  Should one or more of the provisions of this Agreement become void or unenforceable as a matter of law, then such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement, and the Parties agree to substitute a valid and enforceable provision therefor which, as nearly as possible, achieves the desired economic effect and mutual understanding of the Parties under this Agreement.

17.3.	Governing Law; Exclusive Jurisdiction.

17.3.1.This Agreement shall be governed by and construed under the laws in effect in the State of California, U.S.A., without giving effect to any conflicts of laws provision thereof or of any other jurisdiction that would produce a contrary result, except that issues subject to the arbitration clause and any arbitration hereunder shall be governed by the applicable commercial arbitration rules and regulations.

17.3.2.The courts located in San Francisco, California, U.S.A. shall have exclusive jurisdiction over any action brought to enforce this Agreement, and each of the Parties hereto irrevocably: (a) submits to such exclusive jurisdiction for such purpose; (b) waives any objection which it may have at any time to the laying of venue of any proceedings brought in such courts; (c) waives any claim that such proceedings have been brought in an inconvenient forum, and (d) further waives the right to object with respect to such proceedings that any such court does not have jurisdiction over such Party.  Notwithstanding the foregoing, application may be made to any court of competent jurisdiction with respect to the enforcement of any judgment or award.

17.4.

Force Majeure.  Except with respect to delays or nonperformance caused by the negligent or intentional act or omission of a Party, any delay or nonperformance by such Party (other than payment obligations under this Agreement) will not be considered a breach of this Agreement to the extent such delay or nonperformance is caused by acts of God, natural disasters, acts of the government or civil or military authority, fire, floods, epidemics, quarantine, energy crises, war or riots

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or other similar cause outside of the reasonable control of such Party (each, a “Force Majeure Event”), provided that the Party affected by such Force Majeure Event will promptly begin or resume performance as soon as reasonably practicable after the event has abated.  If the Force Majeure Event prevents a Party from performing any of its obligations under this Agreement for one hundred eighty (180) days or more, then the other Party may terminate this Agreement immediately upon written notice to the non-performing Party.

17.5.	Translation. [*****].
17.6.

Obligation. Each Party shall bear the cost for performing its own obligations herein including but not limited to the labor cost of its own employees unless otherwise explicitly set forth in this Agreement.

17.7.

Waivers and Amendments.  The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party.  No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver.  No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

17.8.

Relationship of the Parties.  Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Dermira and Maruho, or to constitute one Party as the agent of the other.  Moreover, each Party agrees not to construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes.  Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other Party.

17.9.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

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17.10.

Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt), by an internationally recognized overnight delivery service (receipt requested), or (b) when received by the addressee, if sent by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses set forth below (or to such other addresses as a Party may designate by written notice):

If to Dermira:

Dermira, Inc.

275 Middlefield Rd., Suite 150

Menlo Park, CA 94025, U.S.A.

Attention:  Legal Department

If to Maruho:

Maruho Co., Ltd.

1-5-22, Nakatsu

Kita-ku, Osaka, 531-0071, Japan

Attention: Business Development Department

17.11.

Further Assurances.  Maruho and Dermira hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement.

17.12.

No Third Party Beneficiary Rights.  Subject to Section 2.3 (and only to the extent it is applicable), this Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

17.13.

Entire Agreement.  This Agreement, together with its Schedules, sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other prior communications between the Parties with respect to such subject matter.  In the event of any conflict between a material provision of this Agreement and any Schedule hereto, the Agreement shall control.

17.14.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
17.15.

Cumulative Remedies.  No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

17.16.

Waiver of Rule of Construction.  Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement.  Accordingly, any rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

[Signatures on next page]

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IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

MARUHO CO., LTD.	DERMIRA, INC.
By: /s/ Koichi Takagi Name: Koichi Takagi Title: President and Chief Executive Officer	By: /s/ Thomas Wiggans Name: Thomas Wiggans Title: Chief Executive Officer

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SCHEDULE A: PATENT RIGHTS

1.PATENT RIGHTS

Application or Patent Number	Country	Controlling Entity	Filing Date	Title
[*****]	JP	Dermira	[*****]	[*****]
[*****]	PCT	Dermira	[*****]	[*****]
[*****]	PCT	Dermira	[*****]	[*****]

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SCHEUDLE B: DEVELOPMENT SUPPLY AGREEMENT TERMS

Product

Dermira shall provide the DRM04 drug substance or Product in accordance with the Specifications.  The Product shall consist of wipes in pouches (labeled with lot number) that are ready for clinical labeling.  Maruho shall be responsible for secondary packaging of the Product.

Maruho has the right (but not the obligation) to establish its own supply of Product.  If Maruho were to exercise its right (in its sole discretion) to establish its own supply of Product, “drug substance” shall be substituted for “Product” in the terms herein.

Forecasts

Maruho shall provide an initial forecast for its yearly requirements for the DRM04 drug substance and for Product during Development and the first [*****] of Commercialization as an appendix to the Development Supply Agreement.  The non-binding [*****] commercial forecast will be used by Dermira for planning purposes until it is replaced by an updated commercial forecast in the Commercial Supply Agreement.

Maruho shall provide Dermira with a [*****] rolling forecast on a Calendar Quarterly basis.  The forecast for the first [*****] Calendar Quarters will be a “Firm Forecast” and the forecast for each remaining Calendar Quarter will represent a non-binding forecast until such time as such Calendar Quarter becomes one of the first [*****] Calendar Quarters in a delivered Forecast, at which time it becomes part of the Firm Forecast.

The lead time for the first purchase order will be at least [*****] prior to the requested amount of the Product.  The amount of Product in all purchase orders shall be consistent with the Firm Forecast.

Supply

Dermira shall provide the Products [*****].

Dermira shall not be obligated to supply amounts of Product that [*****] unless (a) Maruho provided sufficient notice to enable Dermira to plan and secure such [*****] and (b) Maruho paid Dermira [*****].

Cost of Product	Maruho shall pay to Dermira [*****] the Product.
Audit Rights

Maruho shall have the right to audit the manufacturing facility, subject to the rights Dermira has obtained from its manufacturer.  Dermira shall have the right to accompany any audit performed by Maruho.

Each Party shall bear its own costs associated with all such manufacturing audits, provided that Maruho shall reimburse Dermira for any costs actually paid to the manufacturer as a result of such audits according to the License Agreement.

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Payment	All payments for supply of Product will be paid in US Dollars and will be paid within [*****] days of receipt of the invoice.
Quality Agreement and Quality standards

Within [*****] after the execution of the Development Supply Agreement, the Parties will enter into a quality agreement with reasonable terms that are usual and customary in the pharmaceutical industry.  Dermira shall provide Maruho with a certificate of release, certificate of analysis and copies of batch records.

If Maruho elects to establish its own supply of Product, the quality agreement shall be amended accordingly.

Contract Duration	The duration of the Exclusive License Agreement.
Termination

Termination provisions to be consistent with the Exclusive License Agreement. The Development Supply Agreement will also include a customary provision allowing Dermira and Maruho to terminate the Development Supply Agreement for breach of the other party.

If Dermira ever determines that it will no longer manufacture and sell the Product outside the Territory, Dermira will have the right to terminate the continuing supply obligation to Maruho by first providing Maruho [*****] prior written notice. Dermira shall cooperate with Maruho during the [*****] notice period to establish the alternative supply chain at Maruho’s expense.

Assignment	Same as Exclusive License Agreement.
Confidentiality	Provisions to be included consistent with the terms of the Exclusive License Agreement.
Disputes, Governing Law and Jurisdiction.	Provisions to be included consistent with the terms of the Exclusive License Agreement.
Other Customary Provisions	The Development Supply Agreement shall contain reasonable and customary terms in the pharmaceutical industry with respect to a clinical and non-clinical supply agreement.

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SCHEDULE C: COMMERCIAL SUPPLY AGREEMENT TERMS

Product

Dermira shall supply the Product in accordance with the Specifications.

Dermira is responsible for the primary packaging of the Product, subject to Maruho approving the primary packaging.  Maruho shall be responsible for secondary packaging of the Product. Maruho may subcontract such secondary packaging to Dermira’s manufacturing site(s).

Maruho has the right (but not the obligation) to establish its own supply of Product, provided that Maruho provides a [*****] written notice of its intention of establishing such supply.  Following such written supply notice, Dermira shall continue to supply Product until Maruho has no amount of Product in the Firm Forecast portion of the delivered Forecast.

If Maruho were to exercise its right (in its sole discretion) to establish its own supply of Product, Dermira shall supply Maruho with commercial supply of drug substance which Maruho will convert to Product for use in the Field and Territory.  In such case, “drug substance” shall be substituted for “Product” in the terms herein.

Forecasts

Maruho shall provide an initial non-binding forecast for its yearly requirements for Product during the first [*****] of Commercialization as an appendix to the Commercial Supply Agreement for reference.

Maruho shall provide Dermira with a [*****] rolling forecast. The forecast for the first [*****] Calendar Quarters will be a “Firm Forecast” and the forecast for each remaining Calendar Quarter will represent a non-binding forecast until such time as such Calendar Quarter becomes one of the first [*****] Calendar Quarters in a delivered Forecast, at which time it becomes part of the Firm Forecast.

Supply

Dermira shall provide the Products [*****].

Dermira shall not be obligated to supply amounts of Product that [*****] unless (a) Maruho provided sufficient notice to enable Dermira to plan and secure such [*****] and (b) Maruho paid Dermira [*****] according to the License Agreement.

Cost of Product	Maruho shall pay to Dermira [*****] the Product.

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Audit Rights

Maruho shall have the right to audit the manufacturing facility, subject to the rights Dermira has obtained from its manufacturer.  Dermira has the right to accompany any audit performed by Maruho.

Each Party shall bear its own costs associated with all such manufacturing audits, provided that Maruho shall reimburse Dermira for costs actually paid to the manufacturer as a result of such audits according to the License Agreement.

Payment	All payments for supply of Product will be paid in US Dollars and will be paid within [*****] days of receipt of the invoice.
Quality Agreement and Quality standards

Within [*****] after the execution of the Commercial Supply Agreement, the Parties will enter into a quality agreement with reasonable terms that are usual and customary in the pharmaceutical industry. Maruho is responsible for instructions for use, labels and secondary packaging for Product.

If Maruho elects to establish its own supply of Product, the quality agreement shall be amended accordingly.

Contract Duration	The duration of the Exclusive License Agreement.
Termination

Termination provisions to be consistent with the Exclusive License Agreement. The Commercial Supply Agreement will also include a customary provision allowing Dermira and Maruho to terminate the Commercial Supply Agreement for breach of the other.

If Dermira ever determines that it will no longer manufacture and sell the Product outside the Territory, Dermira will have the right to terminate the continuing supply obligation to Maruho by first providing Maruho [*****] prior written notice. Dermira shall cooperate with Maruho during the [*****] notice period to establish the alternative supply chain at Maruho’s expense.

Assignment	Same as Exclusive License Agreement.
Confidentiality	Provisions to be included consistent with the terms of the Exclusive License Agreement.
Disputes, Governing Law and Jurisdiction.	Provisions to be included consistent with the terms of the Exclusive License Agreement.
Other Customary Provisions	The Commercial Supply Agreement shall contain reasonable and customary terms in the pharmaceutical industry with respect to a commercial supply agreement.

[*****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE D: PRESS RELEASES

Dermira Licenses DRM04 to Maruho for Hyperhidrosis in Japan

-	Terms include $25 million upfront license payment to Dermira
-	Maruho to fund all development and commercial costs for DRM04 in Japan

MENLO PARK, Calif., September 20, 2016 – Dermira, Inc. (NASDAQ: DERM), a biopharmaceutical company dedicated to identifying, developing and commercializing innovative, differentiated therapies to improve the lives of patients with dermatologic diseases, today announced it has entered into an exclusive license agreement with Maruho Co., Ltd., a Japanese company specializing in dermatology. Pursuant to the terms of the agreement, Dermira has granted Maruho an exclusive license to develop and commercialize DRM04, a topical anticholinergic product candidate currently being developed by Dermira for the treatment of primary axillary hyperhidrosis (excessive underarm sweating), in Japan.

According to a recent study, the prevalence of primary axillary hyperhidrosis in Japan is estimated to be approximately 5.75% of the population, or approximately 7.5 million people.

“Maruho is recognized as a leading dermatology company in Japan and we are pleased it has chosen to enter into this agreement with Dermira to add DRM04 to its clinical development pipeline for the Japanese market,” said Tom Wiggans, chairman and chief executive officer of Dermira. “This licensing agreement further validates the need for an effective, well-tolerated and convenient therapy for hyperhidrosis. We look forward to working with Maruho to bring this potential treatment to patients in Japan who suffer from this debilitating condition.”

Under the terms of the agreement, Dermira will receive an initial $25 million license payment. Dermira also is eligible to receive potential additional payments totaling up to $70 million, contingent on the achievement of milestones associated with submission and approval of a marketing application and certain sales thresholds, as well as royalty payments representing up to a low double-digit percentage of net product sales, in Japan. Maruho is responsible for funding all development and commercial costs for the program in Japan. Until such time, if any, as Maruho elects to establish its own source of supply, Maruho will purchase product supply from Dermira for development and, if applicable, commercial purposes at cost. Subject to discussions with Japanese regulatory authorities, Maruho plans to initiate a Phase 1 clinical trial for DRM04 in Japan.

This license agreement between Dermira and Maruho is not subject to the existing Right of First Negotiation Agreement entered into between the parties in 2013, in connection with which Maruho also made an investment in Dermira. Maruho currently owns approximately 1.2 million shares of common stock of Dermira, representing approximately 3.4% of Dermira’s total shares of common stock outstanding as of August 1, 2016.

About DRM04 and Dermira’s Phase 3 Clinical Program

DRM04 is a topical anticholinergic product candidate in development for patients with primary axillary hyperhidrosis (excessive underarm sweating). In June 2016, Dermira reported results from two DRM04 Phase 3 clinical trials, ATMOS-1 and ATMOS-2, which were designed as identical, multi-center, randomized, double-blind, vehicle-controlled trials to assess the safety and efficacy of DRM04 at a concentration of 3.75% compared to vehicle in adolescent and adult patients (ages nine and older) with primary axillary hyperhidrosis. Both clinical trials evaluated the safety and efficacy of DRM04 compared to vehicle.

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The co-primary endpoints for the ATMOS-1 and ATMOS-2 Phase 3 trials were the proportion of patients who achieved at least a four-point improvement from baseline in sweating severity as measured by the Axillary Sweating Daily Diary (ASDD), Dermira’s proprietary patient-reported outcome (PRO) instrument, and the average absolute change from baseline in gravimetrically-measured sweat production. The secondary endpoints in both trials measured the proportion of patients who had at least a two-grade improvement from baseline as measured by the Hyperhidrosis Disease Severity Scale (HDSS) and the proportion of patients with at least a 50% reduction from baseline in gravimetrically-measured sweat production. Each endpoint was measured at the end of the four-week treatment period.

The ATMOS-1 trial enrolled 344 patients at 29 sites in the United States and Germany, and the ATMOS-2 trial enrolled 353 patients at 20 sites in the United States. Inclusion criteria required that prior to the start of treatment, all patients produce at least 50 mg of sweat in each underarm over a five-minute period and rate the severity of their sweating as a four or higher on the 11-point ASDD scale and as a three or a four on the four-grade HDSS. In the ATMOS-1 trial, 229 patients were randomized to receive DRM04 and 115 patients were randomized to receive vehicle; and in the ATMOS-2 trial, 234 patients were randomized to receive DRM04 and 119 patients were randomized to receive vehicle. Patients were instructed to apply the study product to each underarm once daily for four weeks using topical wipes containing either DRM04 or vehicle only.

In the ATMOS-2 trial, DRM04 demonstrated statistically significant improvements for both co-primary endpoints and both secondary endpoints compared to vehicle. In the ATMOS-1 trial, DRM04 demonstrated statistically significant improvements for one of the co-primary endpoints and both secondary endpoints. These results were based on the overall dataset from the intent-to-treat population. For the second co-primary endpoint in the ATMOS-1 trial, when extreme outlier data from one analysis center were excluded in accordance with the pre-specified statistical analysis plan submitted to the U.S. Food and Drug Administration (FDA), DRM04 demonstrated statistically significant results compared to vehicle. Consistent with previous results, DRM04 was generally well-tolerated with side effects that were primarily mild to moderate in severity.

In addition to these trials, Dermira is also conducting ARIDO, an open-label trial assessing the long-term safety of DRM04 as part of its Phase 3 program to provide safety data for a minimum of 100 patients who have received DRM04 for at least 12 months per the International Council on Harmonization guidelines. Patients from the ATMOS-1 and ATMOS-2 trials were permitted to enroll in the ARIDO trial and continue to receive DRM04 (active treatment) for up to an additional 44 weeks from the end of the four-week treatment periods in the ATMOS-1 or ATMOS-2 trials. A total of 564 patients, more than 80%, elected to enroll in ARIDO. Dermira expects to complete the treatment period for the ARIDO trial by the end of 2016.

Based on the results of the ATMOS-1 and ATMOS-2 trials, Dermira plans to submit a New Drug Application (NDA) to the FDA for potential approval of DRM04. The NDA submission is targeted for the second half of 2017, subject to the completion of the ARIDO trial, other registration-enabling activities and a pre-NDA meeting with the FDA.

About Hyperhidrosis

Based on the most recent data available in the United States, the prevalence of hyperhidrosis in 2003 was estimated to be 2.8% of the population, or approximately 7.8 million people. Hyperhidrosis is a condition of sweating beyond what is physiologically required to maintain normal thermal regulation. Sweat is produced by glands in the skin and released to the skin surface through ducts. Sweat gland activity is controlled by the nervous system. The nervous system transmits signals to the sweat glands through acetylcholine, which is known as a neurotransmitter. Primary hyperhidrosis, which is excessive sweating without a known cause, can affect the underarms, palms of the hands, soles of the feet, face and other areas. According to published studies, approximately half of hyperhidrosis sufferers have axillary hyperhidrosis, and roughly one-third of axillary hyperhidrosis sufferers, or 1.3 million Americans, have severe disease that is barely tolerable and frequently interferes with daily activities or is intolerable and always interferes with daily activities as scored by the HDSS.

[*****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

Several studies have demonstrated that excessive sweating often impedes normal daily activities and can result in occupational, emotional, psychological, social and physical impairment.

About Dermira

Dermira is a biopharmaceutical company dedicated to identifying, developing and commercializing innovative, differentiated therapies to improve the lives of patients with dermatologic diseases. Dermira's portfolio includes three late-stage product candidates that target significant unmet needs and market opportunities: CIMZIA® (certolizumab pegol), in Phase 3 development in collaboration with UCB Pharma S.A. for the treatment of moderate-to-severe plaque psoriasis; DRM04, in Phase 3 development for the treatment of axillary hyperhidrosis (excessive underarm sweating); and DRM01, in Phase 2b development for the treatment of facial acne vulgaris. Dermira is headquartered in Menlo Park, California. For more information, please visit www.dermira.com.

In addition to filings with the Securities and Exchange Commission (SEC), press releases, public conference calls and webcasts, Dermira uses its website (www.dermira.com) and LinkedIn page (https://www.linkedin.com/company/dermira-inc-) as channels of distribution of information about its company, product candidates, planned financial and other announcements, attendance at upcoming investor and industry conferences and other matters. Such information may be deemed material information and Dermira may use these channels to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor Dermira’s website and LinkedIn page in addition to following its SEC filings, press releases, public conference calls and webcasts.

Forward-Looking Statements

The information in this press release contains forward-looking statements and information within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which are subject to the "safe harbor" created by those sections. This press release contains forward-looking statements that involve substantial risks and uncertainties, including statements with respect to Maruho’s plans for the development and commercialization of, including the initiation of a Phase 1 clinical trial for, DRM04 in Japan; potential payments to Dermira based upon the successful achievement of regulatory- and sales-based milestones for DRM04 and potential royalty payments for net product sales in Japan; the use of DRM04 as a safe and effective treatment for hyperhidrosis; the expected timing for completion of the treatment period for the open-label ARIDO Phase 3 trial and the results of such trial; the timing of the anticipated pre-NDA meeting with the FDA and other registration-enabling activities; and the potential NDA submission to the FDA for DRM04 and the expected timing of such submission. These statements deal with future events and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties such as those relating to the design, implementation and outcomes of Dermira’s clinical trials; Dermira’s anticipated pre-NDA meeting with the FDA for DRM04; Dermira’s dependence on third-party clinical research organizations, manufacturers and suppliers; Dermira’s ability to obtain regulatory approval for its product candidates; Dermira’s ability to continue to stay in compliance with applicable laws and regulations; Maruho’s plans for the development and commercialization of DRM04; and the outcome of Maruho’s discussions with Japanese regulatory authorities for Maruho’s Phase 1 clinical trial of DRM04 in Japan. You should refer to the section entitled “Risk Factors” set forth in Dermira’s Annual Report on Form 10-K, Dermira’s Quarterly Reports on Form 10-Q and other filings Dermira makes with the Securities and Exchange Commission from time to time for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. Furthermore, such forward-looking statements speak only as of the date of this press release. Dermira undertakes no obligation to publicly update any forward-looking statements or reasons why actual results might differ, whether as a result of new information, future events or otherwise, except as required by law.

[*****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Contacts:

Media:

Erica Jefferson

Senior Director, Head of Corporate Communications

650-421-7216

erica.jefferson@dermira.com

Investors:

Andrew Guggenhime

Chief Operating Officer and Chief Financial Officer

650.421.7200

Investor@dermira.com

Robert H. Uhl

Westwicke Partners

Managing Director

858.356.5932

robert.uhl@westwicke.com

[*****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

News Release

October [], 2016 Maruho Co., Ltd.

Maruho enters a License Agreement with Dermira for Hyperhidrosis treatment agent DRM04

Osaka (Japan), October [], 2016 – Maruho Co., Ltd. (“Maruho”, Head Office: Osaka, Japan, President and CEO: Koichi Takagi), announced that it has entered an exclusive license agreement with Dermira, Inc. (Head Office: Menlo Park, California, US, Chairman and CEO: Thomas G. Wiggans) to develop and market hyperhidrosis treatment agent DRM04 (a topical, small-molecule, anticholinergic product) in Japan.

Under the terms of this agreement, Maruho acquires an exclusive license for the development, distribution and marketing of DRM04 in Japan, and is aiming to receive manufacturing and marketing approval. Maruho will pay Dermira a license payment of $25 million and potential additional payments totaling up to $70 million, contingent on the achievement of milestones associated with submission and approval of a marketing application and certain sales thresholds, as well as royalty payments representing a fixed percentage of net product sales, in Japan.

Hyperhidrosis is a disease that causes excessive sweating in localized areas such as on the head and face, underarms, palms, and soles of feet1. DRM04 is a topical, small-molecule, anticholinergic product in Phase 3 clinical development by Dermira for the treatment of primary axillary (underarm) hyperhidrosis in the US. DRM04 inhibits sweat production by blocking the interaction between acetylcholine and the cholinergic receptors responsible for sweat gland activation.

Maruho hopes that by providing a new treatment option for hyperhidrosis to medical professionals it can further contribute to the health of patients in Japan suffering from skin diseases.

About Hyperhidrosis

Hyperhidrosis is classified into focal hyperhidrosis, where sweating increases on a confined part of the body, and systemic hyperhidrosis, where sweating increases over the entire body. It can affect the head and face, underarms, palms, soles of feet, and other areas regardless of the presence or absence of hyperthermia or psychological effects. In Japan, the prevalence of primary axillary (underarm) hyperhidrosis is reported to be 5.75% of the population and the average age of onset is 19.5 years2. The main treatment is therapy with a topical aluminum chloride solution or botulinum toxin injections.

About Dermira

Dermira is a biopharmaceutical company dedicated to identifying, developing and commercializing innovative, differentiated therapies to improve the lives of patients with dermatologic diseases. Dermira is headquartered in Menlo Park, California. For more information, please visit www.dermira.com.

[*****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

About Maruho

Maruho Co., Ltd. has its headquarters in Osaka and leads Japan in research and development, manufacturing, and commercialization of dermatological products. Founded in 1915, Maruho has 1,335 employees (as of the end of September 2015), and net sales were approximately 67.0 billion yen in the previous fiscal year. Pursuing its long-term corporate vision of “Excellence in Dermatology,” Maruho is striving to improve the health and quality of life of people all over the world.

For more information about Maruho Co., Ltd., please refer to www.maruho.co.jp/english

References

1 Fujimoto T, et al: Primary focal hyperhidrosis clinical practice guidelines Revised in 2015 Jpn J Dermatol: 125 (7), 1379-1400,2015

2 Fujimoto T, Kawahara K, Yokozeki H: Epidemiological　study and considerations of focal hyperhidrosis in Japan: From questionnaire analysis. J Dermatol.40:886-890,2013

Contact Information:

Maruho Co., Ltd.

Public Relations Department

Shuhei Inokuchi

Tel: +81-(0)6-6371-8831　Fax: +81-(0)6-6376-1724

Email: kouhou@mii.maruho.co.jp

[*****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

News Release

2016年10月[]日 マルホ株式会社

報道関係各位
多汗症治療薬DRM04に関する ライセンス契約締結のお知らせ

マルホ株式会社（本社：大阪府大阪市北区、代表取締役社長：高木幸一、以下、マルホ）はDermira, Inc.（本社：米国カリフォルニア、CEO:トーマス・ウィガンス、以下、Dermira社）と多汗症治療薬DRM04（抗コリン外用製剤）の開発および販売の独占的ライセンス供与について、契約締結したことをお知らせいたします。

マルホは本契約により、日本で本剤を開発・販売する独占的実施権を取得し、製造販売承認取得を目指します。マルホはDermira社に契約一時金として20百万米ドルを支払うとともに、申請、承認および所定売上高達成の段階に応じて最大75百万米ドル、さらに日本での売上高に応じた一定のロイヤリティを支払います。

原発性多汗症は、頭部・顔面、手のひら、足の裏、腋（わき）という限られた部位から両側性に過剰な発汗をおこす疾患です1)。DRM04は抗コリン外用製剤で、Dermira社が原発性腋窩多汗症を対象とした第Ⅲ相臨床試験を米国で実施中です。本剤は、汗腺からの発汗に関与するアセチルコリンのコリン作動性受容体への結合を阻害することによって汗の産生を抑制します。

マルホは本症の新たな治療選択肢を医療現場に提供することで、この疾患に悩む日本の患者さんに対して更なる貢献ができるものと期待しております。

以上

多汗症について

多汗症は、全身の発汗が増加する全身性多汗症と体の一部に限局して発汗量が増加する局所性多汗症に分類されます。原発性局所多汗症は、頭部・顔面、手のひら、足の裏、腋に、温熱や精神的な負荷の有無によらず日常生活に支障をきたす程の大量の汗を生じる状態をいいます。社会的活動範囲が広く、生産性のある年代の罹患率が非常に高く、このことにより精神的な苦痛を受けているといわれています1)。腋におこるものを原発性腋窩多汗症といいます。原発性腋窩多汗症の日本における有病率は5.75%、平均発症年齢は19.5歳と報告2)されており、主な治療としては塩化アルミニウム液外用療法、ボツリヌス毒素局所注射療法などが行われています。

Dermira, Incについて

Dermira社はカリフォルニア州メンローパークに本社を置くバイオ医薬品企業で、皮膚科疾患患者さんの生活を向上させるために革新的で他とは一線を画す製品の研究・開発、販売に取り組んでいます。Dermira社の詳細については、www.dermira.comをご覧ください。

[*****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

マルホ株式会社について

マルホ株式会社は大阪市北区に本社を置く、医療用医薬品の研究・開発・製造・販売を行う製薬企業です。創業は1915年、従業員数は1,335人（2015年9月末）です。 2015年9月期の売上高は670億円でした。“Excellence in Dermatology”を長期ビジョンとして掲げ、皮膚科学領域での卓越した貢献を目指しています。

マルホ株式会社についての詳細はwww.maruho.co.jpをご覧ください。

参考資料

1 藤本智子ら:原発性局所多汗症診療ガイドライン2015年改訂版　日皮会誌:125(7),1379-1400,2015

2  Fujimoto T, Kawahara K, Yokozeki H: Epidemiological　study and considerations of focal hyperhidrosis in Japan: From questionnaire analysis. J Dermatol.40:886-890,2013

本件に関する問い合わせ先

マルホ株式会社　広報部

井口修平

Tel: 06-6371-8831　Fax: 06-6376-1724

Email: kouhou@mii.maruho.co.jp

[*****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE E: INCREMENTAL COST

The Incremental Costs shall mean the following costs:

Category	Item
Manufacturing and Supply Costs

  All out of pocket costs (including costs paid to third parties), capital costs and Dermira labor costs (calculated by Dermira’s FTE Rate) for [*****] the  Specifications, manufacturing processes, in-process tests and in-process specifications from Dermira’s then-current Dermira Specifications, manufacturing processes, in-process tests and in-process specifications, respectively, [*****].

Incremental Cost will be calculated as the cost of [*****] the Dermira Specifications, manufacturing processes, in-process tests and in-process specifications, respectively, [*****].

  All out of pocket costs (including costs paid to third parties), capital costs and Dermira labor costs (calculated by Dermira’s FTE Rate) for [*****]; such anticipated out of pocket costs and capital costs may be invoiced in advance prior to Dermira actually incurring such costs and are payable as provided by Section 6.1.4.

Incremental Cost will be calculated as the cost of [*****].

Other Costs	Out of pocket costs, capital costs and labor costs to [*****] in the case that [*****].

The costs incurred by Dermira for performing obligations herein shall not be considered Incremental Cost unless they are described in this Schedule E.  In the event Dermira desire to add an item which is not listed herein, Dermira and Maruho shall discuss in good faith in the Steering Committee, and approval of the Steering Committee is required to add such item as Incremental Cost and to amend this Schedule E accordingly.

[*****] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.